EXHIBIT A

SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP
919 THIRD AVENUE
NEW YORK, NEW YORK 10022-9998
(212) 758-9500


April 23, 1997

T. Rowe Price Tax-Free Income Fund, Inc
100 East Pratt Street
Baltimore, Maryland 21202

Dear Sirs:

        T. Rowe Price Tax-Free Income Fund, Inc., a Maryland corporation (the "Corporation"), is filing with the Securities and Exchange Commission (the "Commission") Post-Effective Amendment No. 42 to its Registration Statement under the Securities Act of 1933 (the "Act") on Form N-1A (Securities Act File No. 02-57265) relating, among other things, to the registration under the Act of 3,045,444 additional shares of Capital Stock, par value one dollar ($1.00) per share (the "additional shares"), which are to be offered and sold by the Corporation in the manner and on the terms set forth in the Prospectus current and effective under the Act at the time of sale. All of the additional shares are previously outstanding shares of Capital Stock, par value one dollar ($1.00) per share, of the Corporation which were redeemed by the Corporation during the fiscal year ended February 28, 1997 but have not previously been used by the Corporation for a reduction pursuant to paragraph (a) of Rule 24e-2 under the Investment Company Act of 1940 (the "1940 Act") during the current year or pursuant to paragraph (c) of Rule 24f-2 under the 1940 Act in all previous filings during the current fiscal year.

        We have, as counsel, participated in various corporate and other proceedings relating to the Corporation and to the proposed issuance of the additional shares. We have examined copies, either certified or otherwise proven to our satisfaction to be genuine, of its Charter and By-Laws, as currently in effect, and a certificate dated April 3, 1997 issued by the Department of Assessments and Taxation of the State of Maryland, certifying the existence and good standing of the Corporation. We have also reviewed the Post-Effective Amendment No. 42 on Form N-1A being filed by the Corporation, and are generally familiar with the corporate affairs of the Corporation.

        Based upon the foregoing, it is our opinion that:

        a.        The Corporation has been duly organized
                  and is legally existing under the laws
                  of the State of Maryland.

        b.        The Corporation is authorized to issue
                  five hundred million (500,000,000)
                  shares of Common Stock, par value one
                  dollar ($1.00) per share.  Under
                  Maryland law, (a) the number of
                  authorized shares may be increased or
                  decreased by action of the Board of
                  Directors and (b) shares which were
                  issued and which have subsequently been
                  redeemed by the Corporation are, by
                  virtue of such redemption, restored to
                  the status of authorized and unissued
                  shares.

        c.        Subject to the effectiveness under the
                  Act of the above-mentioned
                  Post-Effective Amendment No. 42 upon
                  issuance of the additional shares
                  within the limits prescribed by the
                  Charter of the Corporation for a
                  consideration of not less than the par
                  value thereof, and not less than the
                  net asset value thereof, the additional
                  shares will be legally issued and
                  outstanding and fully paid and
                  non-assessable.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of the above-mentioned Post-Effective Amendment to the Registration Statement, the reference to our firm as counsel in the prospectus of the Corporation, and to the filing of this opinion as part of an application for registration of the Corporation, its Capital Stock, or both, under the securities law of any state. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

        We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the State of Maryland, and to the extent that any opinion herein involves the law of Maryland, such opinion should be understood to be based solely upon our review of the documents referred to above, the published statutes of the State of Maryland and, where applicable, published cases, rules or regulations of regulatory bodies of that State.

Very truly yours,

/s/ Shereff, Friedman, Hoffman & Goodman, LLP
Shereff, Friedman, Hoffman & Goodman, LLP

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